Exhibit 99.1
Chart Industries Reports 2014 First Quarter Results

Cleveland, Ohio - April 29, 2014 - Chart Industries, Inc. (NASDAQ: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, today reported results for the first quarter ended March 31, 2014. Highlights include:

•	Commissioned Brazed Aluminum Heat Exchanger expansion project in La Crosse, Wisconsin

•	Begins $80 million capacity expansion project in China

•	Better than anticipated sequential order growth in China

Net income for the first quarter of 2014 was $12.0 million, or $0.38 per diluted share. First quarter 2014 earnings would have been $0.41 per diluted share excluding $0.8 million, or $0.02 per diluted share, of acquisition-related costs recorded in the quarter, as well as a $0.01 per diluted share impact associated with Chart’s Convertible Notes (“Notes”). This compares with net income of $15.5 million, or $0.51 per diluted share, for the first quarter of 2013. First quarter 2013 earnings would have been $0.54 per share excluding $1.2 million, or $0.03 per diluted share, of acquisition-related costs in that period.

Net sales for the first quarter of 2014 decreased 3% to $266.2 million from $273.7 million in the comparable period a year ago. Gross profit for the first quarter of 2014 was $77.5 million, or 29.1% of sales, versus $79.5 million, or 29.0% of sales, in the comparable quarter of 2013.

“We remain confident in the long-term fundamental drivers of our growth, despite short-term challenges. While weather impacted industrial activity across all of our businesses and customer rationalization from competitive bidding continued to impact our BioMedical segment, our Distribution and Storage (“D&S”) business saw 12% sequential order growth in China, reaffirming the long-term trend,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “Our backlog and order prospects remain strong, and we are committed to meeting demand across all of the market segments we serve.”

Mr. Thomas continued, “Sequentially, LNG-related orders grew 11% in China and more than doubled in the United States from a relatively weak fourth quarter. We’re also excited that we have commissioned our new brazed aluminum heat exchanger furnace as part of our 40% capacity expansion in La Crosse, Wisconsin. This expansion is an integral part of our Energy and Chemicals (“E&C”) growth strategy, which allows us to improve lead times across all industries we serve.”

Backlog at March 31, 2014 was $721.9 million, down 1% from the December 31, 2013 level of $728.8 million. Orders for the first quarter of 2014 were $262.6 million compared with $287.2 million for the fourth quarter of 2013, and increased $19.0 million compared to the first quarter of 2013.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2014 increased $3.7 million compared with the same period in 2013 to $50.9 million, or 19.1% of sales. SG&A expenses in the first quarter of 2013 were 17.2% of sales. The increase was largely due to an acceleration of share-based compensation expense associated with retirement eligible participants and higher employee-related costs as we continued to invest in growth opportunities.

Net interest expense was $4.1 million for the first quarter of 2014, which included $2.6 million of non-cash accretion expense associated with the Company’s Notes. Net cash interest was $1.5 million.

Income tax expense was $5.2 million for the first quarter and represented an effective tax rate of 29.7% compared with $6.6 million for the prior year’s first quarter, or an effective tax rate of 29.0%.

Cash and short-term investments were $140.4 million at March 31, 2014, compared with $137.3 million at December 31, 2013.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales increased 7% to $86.1 million for first quarter 2014 compared with $80.9 million for the same quarter in the prior year. Additional volume in our air cooled heat exchanger business led the improvement. E&C gross profit margins were 28.7% in the 2014 quarter compared with 25.9% in the same quarter of 2013. Improved project mix and execution led to the higher margins in the current quarter.

Distribution and Storage (“D&S”) segment sales improved 1% to $129.5 million for the first quarter of 2014 compared with $128.7 million for the same quarter in the prior year. Sales of LNG truck mounted fueling tanks led the improvement, offsetting weather related shortfalls in our industrial bulk storage business. D&S gross profit margin declined to 28.1% in the quarter compared with 28.4% a year ago due to product mix differences.
BioMedical segment sales declined 21% to $50.6 million for the first quarter of 2014 compared with $64.1 million for the same quarter in the prior year. This decline is due to lower sales of respiratory therapy equipment in the U.S. resulting from market restructuring driven by Medicare competitive bidding. In addition, weather particularly impacted our BioMedical business which shut down U.S. operations multiple days in the quarter. BioMedical gross profit margin declined to 32.6% in the quarter compared with 34.4% for the same period in 2013. Lower volume and higher warranty costs associated with respiratory therapy products were partially offset by improved product mix in the current quarter.
OUTLOOK

Based on first quarter results, current order backlog, and business expectations for the remainder of 2014, the Company is adjusting its previously announced sales and earnings guidance. Due to continued weakness in the BioMedical respiratory market and the announced delay of certain LNG infrastructure projects by a major oil company customer, annual sales and earnings are now expected to be lower than the Company’s previous estimates. Notwithstanding these short-term developments, we remain positive on the long-term outlook for the use of natural gas as a transportation fuel.

Sales for 2014 are now expected to be in a range of $1.25 to $1.3 billion, and diluted earnings per share are now expected to be in a range of $3.00 to $3.40 per diluted share, on approximately 30.7 million weighted average shares outstanding. This excludes any dilution impact resulting from the Notes and acquisition-related costs. This compares with previous sales guidance of $1.3 to $1.35 billion and earnings guidance of $3.10 to $3.50 per diluted share, which also excluded any dilution impact resulting from the Notes and acquisition-related costs.

FORWARD-LOOKING STATEMENTS

Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; a delay in the anticipated timing of LNG infrastructure build out or respiratory therapy demand recovery; fluctuations in energy prices; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our planned operational expansions; economic downturns and deteriorating financial conditions; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; changes in government healthcare regulations and reimbursement policies; general economic, political, business and market risks associated with the Company's international operations and transactions; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; potential future impairment of the Company’s significant goodwill and other intangibles; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its first quarter 2014 results on a conference call on Tuesday, April 29, 2014 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference Number 30112129. The telephone replay will be available beginning 1:30 p.m. ET, Tuesday April 29, 2014 until 11:59 p.m. ET, Tuesday, May 6, 2014.

For more information, click here:
http://ir.chartindustries.com/
Contact:

Ken Webster	or	Jim Fischman
Vice President, Chief Accounting		Director of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		jim.fischman@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Sales	$266,240	$273,648
Cost of sales	188,694	194,198
Gross profit	77,546	79,450
Selling, general and administrative expenses	50,911	47,204
Amortization expense	4,489	4,895
Operating expenses	55,400	52,099
Operating income (1)	22,146	27,351
Other expenses:
Interest expense and financing costs amortization, net	4,475	4,317
Foreign currency loss	118	346
Other expenses, net	4,593	4,663
Income before income taxes	17,553	22,688
Income tax expense	5,214	6,580
Net income	12,339	16,108
Noncontrolling interests, net of taxes	342	573
Net income attributable to Chart Industries, Inc.	$11,997	$15,535
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.40	$0.52
Diluted	$0.38	$0.51
Weighted average number of common shares outstanding:
Basic	30,346	30,035
Diluted (2)	31,427	30,426
_______________

(1)	Includes depreciation expense of $5,683 and $5,019 for the three months ended March 31, 2014 and 2013, respectively.

(2)
Includes an additional 763 shares related to the Convertible Notes in the Company’s diluted earnings per share calculation for the three months ended March 31, 2014. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 715 for the three months ended March 31, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Net Cash Provided By (Used In) Operating Activities	$20,861	$(23,638)
Investing Activities
Capital expenditures	(10,417)	(12,078)
Advance payment on acquisition	(4,624)	—
Proceeds from sale of assets	34	—
Net Cash Used In Investing Activities	(15,007)	(12,078)
Financing Activities
Borrowings on revolving credit facilities	3,283	48,978
Repayments on revolving credit facilities	(3,252)	(31,738)
Principal payments on long-term debt	(938)	(938)
Proceeds from exercise of stock options	516	3,913
Excess tax benefit from share-based compensation	1,564	4,383
Common stock repurchases	(3,174)	(1,879)
Net Cash (Used In) Provided By Financing Activities	(2,001)	22,719
Effect of exchange rate changes on cash	(779)	(2,233)
Net increase (decrease) in cash and cash equivalents	3,074	(15,230)
Cash and cash equivalents at beginning of period	137,345	141,498
Cash And Cash Equivalents At End of Period	$140,419	$126,268

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2014	December 31, 2013
ASSETS
Cash and cash equivalents	$140,419	$137,345
Other current assets	502,254	512,098
Property, plant and equipment, net	228,334	224,205
Goodwill	398,931	398,905
Identifiable intangible assets, net	167,625	172,142
Other assets, net	27,390	16,935
TOTAL ASSETS	$1,464,953	$1,461,630

LIABILITIES AND EQUITY
Current liabilities (1)	$291,942	$499,304
Long-term debt	259,774	64,688
Other long-term liabilities	81,471	79,055
Convertible notes conversion feature (1)	—	56,563
Equity	831,766	762,020
TOTAL LIABILITIES AND EQUITY	$1,464,953	$1,461,630
_______________

(1)
As a result of meeting one of the events for early conversion as defined in the Indenture for our $250,000 convertible notes, the liability component was classified as a current liability, and a portion of the equity component was classified as temporary equity representing the convertible notes debt conversion feature in our Condensed Consolidated Balance Sheet as of December 31, 2013. Since the events for early conversion were not met at the end of the first quarter of 2014, the liability component of the Notes was reclassified as long-term debt, and the temporary equity was reclassified as permanent equity in our Condensed Consolidated Balance Sheet as of March 31, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2014	2013
Sales
Energy & Chemicals	$86,146	$80,861
Distribution & Storage	129,522	128,733
BioMedical	50,572	64,054
Total	$266,240	$273,648
Gross Profit
Energy & Chemicals	$24,723	$20,927
Distribution & Storage	36,342	36,502
BioMedical	16,481	22,021
Total	$77,546	$79,450
Gross Profit Margin
Energy & Chemicals	28.7%	25.9%
Distribution & Storage	28.1%	28.4%
BioMedical	32.6%	34.4%
Total	29.1%	29.0%
Operating Income (Loss) (1)
Energy & Chemicals	$16,607	$12,819
Distribution & Storage	18,087	19,289
BioMedical	2,395	6,753
Corporate	(14,943)	(11,510)
Total	$22,146	$27,351
_______________

(1)	Includes acquisition-related costs of $819 and $1,213 for the three months ended March 31, 2014 and 2013, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2014	December 31, 2013
Orders
Energy & Chemicals	$65,041	$85,139
Distribution & Storage	142,528	145,772
BioMedical	55,005	56,275
Total	$262,574	$287,186
Backlog
Energy & Chemicals	$321,468	$342,466
Distribution & Storage (1)	372,368	363,480
BioMedical	28,022	22,890
Total	$721,858	$728,836
_______________

(1)
Subsequent to March 31, 2014, a major oil company customer delayed and suspended certain LNG infrastructure projects for an order previously awarded to our D&S business during 2013. The result of this action will be reflected as a reduction in orders of approximately $10.0 to $20.0 million depending on the customer’s final plans.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013
Earnings per diluted share	$0.38	$0.51
Retention and severance	0.02	0.03
Dilution impact of convertible notes	0.01	—
Adjusted earnings per diluted share	$0.41	$0.54